Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of INDUS Realty Trust, Inc. of our report dated February 18, 2021, relating to the consolidated financial statements and the financial statement schedules of INDUS Realty Trust, Inc. (formerly known as Griffin Industrial Realty, Inc.), appearing in the Annual Report on Form 10-K of INDUS Realty Trust, Inc. for the year ended November 30, 2020.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Hartford, Connecticut

July 30, 2021